As filed with the Securities and Exchange Commission on November 16, 2022

Registration No. 333-237542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEALTH BIOTHERAPEUTICS CORP

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Stealth BioTherapeutics Corp

c/o Intertrust Corporate Services (Cayman) Limited

One Nexus Way, Camana Bay

Grand Cayman

KY1-9005 Cayman Islands

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stealth BioTherapeutics Inc.

123 Highland Ave, Suite 201

Needham, MA 02494

(617) 600-6888

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Rosemary G. Reilly, Esq.

Michael Gilligan, Esq.

Ryan S. Brewer, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Telephone: (617) 526-6000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-3 (File No. 333-237542) (the “Registration Statement”) filed by Stealth BioTherapeutics Corp (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on April 2, 2020 and declared effective by the Commission on April 10, 2020, is being filed to deregister all securities of the Registrant that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On November 16, 2022, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated July 31, 2022 (the “Merger Agreement”), among the Registrant, Stealth Parent Limited (“Parent”) and Stealth Merger Sub Limited. Pursuant to the Merger Agreement, the Registrant is now directly owned by Parent and the holders of the Continuing Shares (as defined in the Merger Agreement) (the “Merger”).

As a result of the Merger, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant is filing this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

The foregoing description of the transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is incorporated by reference to Exhibit 99.2 to the Form 6-K filed with the Commission by the Registrant on August 1, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment to Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Needham, Commonwealth of Massachusetts, on this 16th day of November, 2022.

Stealth BioTherapeutics Corp

By:	/s/ Irene P. McCarthy
Name:	Irene P. McCarthy
Title:	Chief Executive Officer

Note: In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Amendment.